Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: June 9, 2022

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Christina Sutter
PHONE: 412-248-8287	PHONE: 724-539-5708
kelly.boyer@kennametal.com	christina.sutter@kennametal.com
Kennametal Names Patrick S. Watson Chief Financial Officer
PITTSBURGH, (June 9, 2022) – Kennametal Inc. (NYSE: KMT) (the "Company") today announced that Patrick S. Watson, currently Vice President Finance and Corporate Controller, will assume the role of Vice President and Chief Financial Officer (CFO) effective immediately. Watson succeeds Damon Audia, who has served as CFO since September 2018 and is leaving the Company after a short transition period to pursue another opportunity.
As CFO, Watson will serve as a member of the Company’s Executive Leadership Team, reporting to President and CEO Christopher Rossi. He will play a critical role in advancing the Company’s strategy and will be responsible for leading the Company’s finance, investor relations, information technology and sourcing functions.
“Pat has a proven track record at Kennametal, having spent the last 18 years in leadership roles of increasing responsibility in global finance, M&A and supply chain,” said Christopher Rossi, President and CEO. “His deep knowledge of Kennametal and relationships both in and outside the Company will help us continue to drive our strategy and deliver shareholder returns. I look forward to his contributions in this important role.”
Watson said, “I am excited for this opportunity and to continue our work to transform Kennametal. It is clear to me that the Company is positioned for success and our strategy will help us deliver long-term shareholder value.”
Rossi added, “I want to thank Damon for his service to Kennametal. We appreciate his contributions and wish him all the best.”
Watson brings more than 25 years of global finance and business experience to the CFO role. He is currently Vice President and Corporate Controller and will continue in that role until that position is filled. Watson’s tenure at Kennametal also includes serving as finance lead for both business segments and the EMEA region as well as M&A and supply chain roles. Prior to Kennametal, he held financial and supply chain roles at Allegheny Energy, Inc. and Eckerd Corporation.
Watson holds a Master of Business Administration from the Tepper School of Business at Carnegie Mellon University and a bachelor's degree in business economics from the University of Pittsburgh.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,600 employees are helping customers in more than 60 countries stay competitive. Kennametal generated $1.8 billion in revenues in fiscal 2021. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.
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